Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports Second Quarter 2007 Financial Results and Accomplishments

MOUNTAIN VIEW, Calif., August 1, 2007 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced its financial results and accomplishments for the second quarter of 2007.

Second Quarter 2007 Results

Total revenue for the second quarter of 2007 was $4.1 million, as compared to $3.6 million for the second quarter of 2006.  The increase in revenue over the second quarter last year was primarily due to increases in both domestic and international shipments of MUSE.  Net loss for the second quarter of 2007 was $6.7 million or $0.11 per share, compared to a net loss of $5.8 million or $0.12 per share for the same period last year.

The net loss in the second quarter of 2007 as compared to 2006 is higher primarily due to an increase in operating expenses partially offset by higher revenues.  The increase in operating expenses was attributable to spending related to our Qnexa development program, higher non-cash stock compensation expenses, and a one-time charge of $559,000, included in cost of goods sold and manufacturing, related to assets included in the sale of Evamist to KV Pharmaceutical Company.  For the second quarter of 2007, the stock compensation expense under FAS 123R is $939,000 as compared to $564,000 in the same period last year. This amount has been allocated to cost of goods sold and manufacturing, research and development, and selling, general and administrative expenses, accordingly.

Six Month 2007 Results

For the six-month period ending June 30, 2007, total revenues were $5.8 million, compared to $4.9 million for the same period in 2006. The increase in revenues is mainly due to the timing of international orders from our European distribution partner.  Net loss for the six months ended June 30, 2007 was $14.1 million, or $0.24 per share, compared to a net loss of $14.7 million or $0.32 per share for the same period in 2006. The decrease in the net loss is primarily the result of increased MUSE revenues and interest income partially offset by an increase in non-cash stock compensation expense as compared to the first six months of 2006. For the six months ended

June 30, 2007, the total stock compensation expense under FAS 123R is $1.8 million, compared to $1.1 million for the same period last year.

VIVUS had cash, cash equivalents and available-for-sale securities of $53.2 million at June 30, 2007, as compared to $58.9 million at December 31, 2006.  In the second quarter of 2007, the Company received a $10 million cash payment in conjunction with the closing of the sale of Evamist.  The $10 million payment is included in the cash and cash equivalents balance and was recorded on the balance sheet as deferred revenue-short term.  The decrease in cash, cash equivalents and available-for-sale securities of $5.7 million in the first six months of 2007 consists of cash receipts of $10 million from the initial payment from KV Pharmaceutical on the sale of Evamist and $1.5 million from exercises of stock options, offset by the payoff of the Tanabe loan of $6.7 million, and cash used in operations and other cash uses of $10.5 million.

Second Quarter 2007 Highlights

Evamist

•                  In May, VIVUS closed a deal to transfer its exclusive rights and assets related to Evamist, a metered dose transdermal estradiol spray for the treatment of menopause symptoms, to KV Pharmaceutical Company. Under the terms of the transaction, VIVUS received an upfront payment of $10 million upon the closing. On July 30, 2007, VIVUS announced that the FDA had approved the Evamist NDA.  VIVUS is eligible to receive an additional $140 million milestone payment within five days of the transfer and assignment of the NDA to KV Pharmaceutical.   VIVUS may also receive milestone payments of up to $30 million based on sales of Evamist through the term of the agreement.

Qnexa

•                  In order to help guide the upcoming Qnexa phase 3 clinical trials, the Qnexa Scientific Advisory Board (SAB) was formed in June. The SAB consists of six leading figures in the areas of obesity, trial design, psychology and diabetes.

•                  In June, VIVUS announced it had completed the end of phase 2 meeting with the FDA. The FDA reviewed Qnexa’s current data package and clinical development plan and provided input on the Company’s overall plans for a phase 3 clinical development program and the plan to apply for a Special Protocol Assessment (“SPA”) to support the registration of Qnexa in the United States as a treatment for obesity. As a result of the meeting with the FDA, the phase 3 program will be designed to dose patients for 56 weeks (inclusive of a 4-week titration period) and will enroll approximately 4,500 patients in the placebo-controlled pivotal studies. The Company expects to study obese patients (body mass index (BMI) greater than 30) and obese patients with associated co-morbidities (BMI greater than 27), such as type 2 diabetes, hypertension and dyslipidemia.

•                  In June, VIVUS announced that it had initiated a 28-week phase 2 study with topiramate and phentermine in obese patients with type 2 diabetes. The randomized, double-blind, parallel-designed study will measure the effects of this combination on associated metabolic, cardiovascular, and anthropometric risk factors as well as changes in absolute weight, percent of baseline body weight lost, and a change in waist circumference. Subjects will also have a BMI between 27 and 42. Patients on antidepressants and common psychiatric medications such as SSRI’s or SNRI’s are allowed to participate in the study. The trial will take place at approximately 10 centers nationwide with planned enrollment of approximately 180 patients.

“The second quarter of 2007 was punctuated by several seminal events for VIVUS.  First, the sale of the rights to Evamist to KV Pharmaceutical Company should provide significant resources to VIVUS and couples a new therapy for menopausal symptoms with the company well positioned to launch the product; secondly, the completion of the end of phase 2 meeting with the FDA will guide our plans for the phase 3 development of Qnexa for obesity; and finally, the initiation of a phase 2 trial in obese diabetics will seek to confirm the results seen in clinical practice of the effect of Qnexa on various diabetic outcomes,” stated Leland Wilson, president and chief executive officer of VIVUS. “Additionally, we have gathered together some of the key opinion leaders in the areas of obesity and diabetes to serve on our Qnexa Scientific Advisory Board. I believe that with the input from our SAB and the FDA we are on track for the initiation of the pivotal phase 3 studies for Qnexa in the fourth quarter of this year.”

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials. The pipeline includes: Qnexa™, for which a phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the second quarter financial results today, August 1, 2007, beginning at 4:30 p.m. Eastern Time. You can listen to this call by dialing 1-866-770-7125, and outside the U.S. 1-617-213-8066, and entering passcode 17167087. A live webcast and 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call will be available beginning at 6:30 p.m. ET on August 1, 2007 through 6:30 p.m. ET on August 8, 2007. Access numbers for this replay are: 1-888-286-8010 (U.S./Canada) and 1-617-801-6888 (international). The access code for the replay is 59423315.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
US product, net	$3,037	$2,637	$3,497	$3,600
International product	946	888	2,059	1,076
Other revenue	115	115	231	231

Total revenue	4,098	3,640	5,787	4,907

Operating expenses:
Cost of goods sold and manufacturing	3,191	2,895	5,762	5,915
Research and development	3,955	3,301	6,966	6,861
Selling, general and administrative	4,192	3,496	8,297	7,168

Total operating expenses	11,338	9,692	21,025	19,944

Loss from operations	(7,240)	(6,052)	(15,238)	(15,037)

Interest and other income, net	568	221	1,181	386

Loss before provision for income taxes	(6,672)	(5,831)	(14,057)	(14,651)

Provision for income taxes	(6)	(6)	(12)	(12)

Net loss	$(6,678)	$(5,837)	$(14,069)	$(14,663)

Net loss per share:
Basic and diluted	$(0.11)	$(0.12)	$(0.24)	$(0.32)

Shares used in per share computation:
Basic and diluted	58,475	46,776	58,359	45,715

VIVUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value amount)

	June 30	December 31
	2007	2006*
	(unaudited)
Current assets:
Cash and cash equivalents	$39,382	$44,628
Available-for-sale securities	13,768	14,243
Accounts receivable, net	2,697	4,359
Inventories, net	3,245	3,327
Prepaid expenses and other assets	2,837	2,408
Total current assets	61,929	68,965
Property and equipment, net	7,844	8,549
Restricted cash	700	700
Total assets	$70,473	$78,214

Current liabilities:
Accounts payable	$2,592	$2,102
Deferred revenue-short term	10,594	594
Accrued and other liabilities	6,440	8,705
Total current liabilities	19,626	11,401

Notes payable	5,120	11,488
Deferred revenue-long term	1,954	2,185
Total liabilities	26,700	25,074

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding 58,595 at June 30, 2007; 58,144 at December 31, 2006	59	58
Additional paid-in capital	225,236	221,744
Accumulated other comprehensive loss	(8)	(11)
Accumulated deficit	(181,514)	(168,651)
Total stockholders’ equity	43,773	53,140
Total liabilities and stockholders’ equity	$70,473	$78,214

*                    The Condensed Consolidated Balance Sheet at December 31, 2006 has been derived from the Company’s audited financial statements at that date.